EXHIBIT 1

(REVISED)

MATERIAL CHANGE REPORT

Section 75 of the Securities Act (Ontario) (the “Act”)
Section 85 of the Securities Act (British Columbia)
Section 118 of the Securities Act (Alberta)
Section 84 of The Securities Act, 1988 (Saskatchewan)
Section 81 of the Securities Act (Nova Scotia)
Section 76 of the Securities Act (Newfoundland)

TO:	Provincial securities commissions and securities regulatory authorities

1.	Reporting Issuer

GT Group Telecom Inc. (the “Company”) 20 Bay Street, Suite 700, Toronto, Ontario M5J 2N8

2.	Date of Material Change

August 31, 2001

3.	Press Release

Attached as Schedule “A” is a copy of a press release which is, in part, relevant to this material change report and which was issued on August 31, 2001 in Toronto, Ontario.

4.	Summary of Material Change

Three of the Company’s major shareholders have entered into a Corporate Governance and Standstill Agreement which supplements certain rights contained in a Shareholders Agreement dated February 16, 2000 regarding the composition of the boards of the Company and its operating subsidiaries and contains new agreements regarding the acquisition of additional Class A Voting Shares or Class B Non-Voting Shares of the Company.

5.	Full Description of Material Change

The Corporate Governance and Standstill Agreement is dated as of August 31, 2001 between Shaw Communications Inc. (“Shaw”), Shaw Fiberlink Ltd. (“Shaw Fiberlink”), GS Capital Partners III, L.P. (“GS Partners”), GTT Dutch Group Investment B.V. and GTT Dutch Investment B.V., each of which is an affiliate of The Goldman Sachs Group, Inc. (collectively with GS Partners, “GS”) and CIBC Capital Partners, a division of Canadian Imperial Bank of Commerce (“CIBC” and together with Shaw, Shaw Fiberlink and GS, the “Investors”). A description of the material sections of the Agreement is as follows.

1.1 Standstill. Subject to Section 1.2 and 1.3, the Investors agreed that during the period (the “Standstill Period”) beginning on August 31, 2001 and, unless otherwise agreed to by all of the parties, ending on the earlier of: (i) May 2, 2002; and (ii) immediately following the completion of the next annual meeting of the Corporation:

(a)	none of the Investors, either directly or indirectly, shall without the prior approval of the other Investors:

(i)	in any manner acquire, agree to acquire or make any proposal or offer to acquire, any additional Class A Shares or Class B Shares of the Corporation (or securities convertible into, exchangeable or exercisable for such shares (“Common Shares Equivalents”));

(ii)	make any public disclosure of any consideration, intention, plan or arrangement to purchase any additional Class A Shares or Class B Shares or Common Share Equivalents unless: (a) the other Investors have consented to such disclosure or actions; or (b) any such disclosure or action is required under applicable laws or rules, policies or requirements of applicable regulatory authorities or stock exchanges with respect to any permissible acquisition of Class A Shares or Class B Shares in accordance with Section 1.2;

(iii)	(x) call a meeting of the Corporation’s shareholders, other than for the purpose of opposing a Board Approved Transaction (as defined in Section 1.2), if such Board Approved Transaction would not otherwise require a meeting of the Corporation’s shareholders for approval or (y) solicit proxies of the Corporation’s shareholders or vote or form, join or in any way participate in a proxy group to vote, or advise or seek to influence any person or entity to vote, in opposition to the Corporation’s Board or initiatives being supported by the Corporation’s Board, other than in opposition to any tender or exchange offer, arrangement, merger, amalgamation or other business combination involving, or any liquidation, dissolution reorganization, recapitalization of, or any amendment to the Articles of Incorporation of, the Corporation or GT Group Telecom Services Inc., or the sale of all or substantially all of the assets of the Corporation or GT Group Telecom Services Inc.;

(iv)	otherwise act alone or in concert with its Investor Affiliates or any other persons, to seek control of the Corporation; provided that nothing herein shall prevent any Investor Designee from taking any action such director deems appropriate, in its sole discretion, as a director of the Corporation; or

(v)	assist or encourage any person or entity to undertake any of the actions set forth in this Section 1.1.

(b)	The parties agree that they will use reasonable best efforts to cause the next annual meeting of the Corporation to be held by March 31, 2002.

1.2        Notwithstanding the foregoing, an Investor and its Investor Affiliates shall be permitted to make an offer to acquire all of the outstanding Class A Shares and Class B Shares from all other holders thereof if (i) any person makes or commences, or publicly announces its intention to make or commence a take-over bid or tender or exchange offer for Class A Shares or Class B Shares, or (ii) the Corporation enters into any agreement with respect to any take-over bid, tender or exchange offer for Class A Shares or Class B Shares or with respect to any arrangement, merger, amalgamation, or other business combination involving the Corporation or GT Group Telecom Services Inc. in which the holders of the Corporation’s Common Shares prior to such transaction would hold less than 60% of the shares of the surviving corporation following consummation of such transaction or with respect to the sale of all or substantially all of the assets of the Corporation or GT Group Telecom Services Inc. (any agreement with respect to a transaction set forth in this Section 1.2(ii) is referred to as a “Board Approved Transaction”). Upon the approval by the Board of a Board Approved Transaction in which all of an Investor’s Designees on the Board voted against such approval, the provisions of Section 1.1 shall no longer apply to such Investor.

1.3        The restrictions set forth in Section 1.1 shall not apply to (i) the acquisition of Class A Shares, Class B Shares or Common Share Equivalents that may be acquired from time to time by Goldman Sachs & Co. or by Canadian Imperial Bank of Commerce or their respective subsidiaries or affiliates (other than by GS or any other merchant banking fund managed by an affiliate of Goldman Sachs & Co. or by CIBC Capital Partners) (the “Permitted Affiliates”) in the ordinary course and not with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with nor as a participant in any transaction having such purpose or effect or (ii) any investment banking activities of Goldman Sachs & Co., Canadian Imperial Bank of Commerce or any of their respective Permitted Affiliates (the foregoing collectively, the “Permitted Affiliate Activities”).

2.1        Interim Other Board Member Nominees. The Investors agreed that unless otherwise agreed to by the Investors:

(a)	Each Investor will take such action to the extent practicable to ensure the size of the Board remains fixed at eleven (11);

(b)	The Board shall consist of, subject to the terms of the Shareholders Agreement, three (3) Shaw Designees, three (3) GSCP Designees, one (1) CIBC Designee, and four Other Board Members who the Investors shall exercise their influence to cause to be nominated as set forth below; provided that at least one of the GSCP Designees and one of the Shaw Designees will be a person with experience in, or familiarity with, the telecommunications industry that is not employed by, or a director of, the Investor making the designation or any of its Investor Affiliates (each a “Telecom Expert”);

(c)	(i) GS and Shaw shall negotiate in good faith to determine the director who they shall exercise their influence to have serve as chair of the Board, which director shall not be a Shaw Designee, a GSCP Designee or the CIBC Designee. If within 25 days after the date hereof, GS and Shaw have been unable to agree who will serve as chair of the Board, CIBC shall select who will serve as chair of the Board.

(ii) The Investors agree and acknowledge that Messrs. Mansour, Milliard and Hindery will continue to serve as directors on the Board until their successors (to the extent that any of them are not nominated) are nominated and elected in accordance with Section 2.2

2.2        Selection of Other Board Member Nominees. No later than 30 days prior to the scheduled Board meeting to approve the management proxy circular for an annual meeting of the Corporation (an “AGM Board Meeting”), each of Shaw, on the one hand, and GS and CIBC, on the other, will submit to the other a list of four individuals to be considered for nomination to the Board, none of whom shall be employed by, or be a director of, the Investor or its Investor Affiliates. Following the provision of such lists, Shaw, on the one hand, and GS and CIBC, on the other , shall negotiate in good faith with a view to agreeing as to which four of these individuals should be nominated as the remaining Other Board Members. If by the 11th day prior to any such AGM Board Meeting, Shaw, on the one hand, and GS and CIBC, on the other, have been unable to agree which four of such individuals are to be nominated as the Other Board Members, each of Shaw, on the one hand, and GS and CIBC, on the other, will select two individuals from the list that it or they submitted pursuant to the first sentence of this paragraph, which four shall be the individuals to be nominated by the Investors as the Other Board Members.

2.3        Selection of Other Subsidiary Board Member Nominees. The Investors agrees that unless otherwise agreed to by the Investors:

(a)	Each Investor will take such action to the extent practicable to ensure that the size of the board of directors of each Operating Subsidiary remains fixed at eleven (11);

(b)	Commencing with the next annual meeting of the Corporation and until expiration of this Article 2 each of the Investors will exercise its influence to cause its Designee and Subsidiary Designees to vote for nomination to the board of directors of each Operating Subsidiary, and will otherwise exercise its influence to cause the election to the board of directors of each Operating Subsidiary, the persons selected pursuant to the following process (the “Other Subsidiary Board Members”):

No later than 30 days prior to the scheduled annual meeting of the Corporation, each of Shaw, on the one hand, and GS and CIBC, on the other, will submit to the other a list of four individuals to be considered for nomination to the board of directors of such Operating Subsidiary, none of whom shall be employed by, or be a director of, the Investor or its Investor Affiliates. Following the provision of such lists, Shaw, on the one hand, and GS and CIBC, on the other, shall negotiate in good faith with a view to agreeing as to which four of these individuals should be nominated as the remaining Other Subsidiary Board members. If by the 11th day prior to any such annual meeting, Shaw, on the one hand, and GS and CIBC, on the other, have been unable to agree which four of such individuals are to be nominated as the Other Subsidiary Board Members, each of Shaw, on the one hand, and GS and CIBC, on the other, will select two individuals from the list that it or they submitted pursuant to the first sentence of this paragraph, which four shall be individuals to be nominated as the Other Subsidiary Board Members.

2.4        Chair. GS and Shaw shall negotiate in good faith to determine which of the four individuals to be nominated as the Other Board Members they shall exercise their influence to have serve as chair of the Board. If by 30 days prior to any AGM Board Meeting, GS and Shaw have been unable to agree upon which of such four individuals will serve as chair of the Board, CIBC shall select which of such four individuals will serve as chair. GS and Shaw shall negotiate in good faith to determine which of the four individuals to be nominated as the Other Subsidiary Board Members they shall exercise their influence to have serve as chair of the board of directors of each Operating Subsidiary. If by 30 days prior to the annual meeting of the Corporation, GS and

Shaw have been unable to agree upon which of such four individuals will serve as chair of the board of such Operating Subsidiary, CIBC shall select which of such four individuals will serve as chair

2.5        Termination. The provisions of Article 2 shall terminate and no longer be of any force and effect on the date on which either Shaw, together with its Investor Affiliates, or GS, together with its Investor Affiliates, owns less than 10% of the outstanding Common Shares.

6.	Reliance on Section 75(3) of the Act

Not applicable.

7.	Omitted Information

Not applicable.

8.	Senior Officers

For further information regarding the material change, please contact:

Robert Fabes GT Group Telecom Inc., 20 Bay Street, Suite 700, Toronto, Ontario M5J 2N8 Telephone: 416-848-2000

9.	Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

DATED at Toronto, Ontario, this 10th day of September, 2001.

By:	“Robert Fabes”

Robert Fabes Senior Vice President, General Counsel and Corporate Secretary

SCHEDULE “A”

GT Shareholders enter into agreement

      TORONTO, Aug. 31 /CNW/ — GT Group Telecom Inc. (TSE: GTG.B, GTG.A, NASDAQ: GTTLB) announced today that three of its major shareholders, representing approximately 72.56% of its Class A Voting Shares, have entered into a Corporate Governance and Standstill Agreement. Shaw Communications, funds related to The Goldman Sachs Group, Inc., and CIBC Capital Partners have reached agreement regarding the acquisition of additional Class A Voting Shares or Class B Non-Voting Shares of the Corporation, and have agreed to supplement their rights contained in a Shareholders’ Agreement dated February 16, 2000 regarding the composition of the boards of the Corporation and its operating subsidiaries. A summary of the main provisions of the Corporate Governance and Standstill Agreement is as follows.

     Unless otherwise agreed to by the parties, during the period ending on the earlier of May 2, 2002 or the completion of the next annual meeting of the Corporation, none of Shaw, Goldman or CIBC will acquire any additional Class A Voting Shares or Class B Non-Voting Shares of the Corporation; or otherwise act alone or in concert with any other persons to seek control of the Corporation; or assist or encourage any person or entity to undertake any of such actions.

     With respect to the composition of the board of the Corporation (and its operating subsidiaries), Shaw, Goldman and CIBC have agreed to exercise their influence as follows. The board will consist of three Shaw designees, three Goldman designees, one CIBC designee and four other directors who will be agreed to by the three shareholders; absent such agreement, Shaw, on the one hand and Goldman and CIBC, on the other, will select two individuals to be nominated. At least one of the Goldman designees and one of the Shaw designees will be a person with experience in, or familiarity with, the telecommunications industry and neither such designees or the four other directors will be employed by, or be a director of, the nominating shareholders. Shaw and Goldman will determine the chair of the board and should they be unable to decide, CIBC will make such determination.

     The corporate governance provisions described above will terminate on the date on which either of Shaw or Goldman owns less than 10% of the outstanding common shares of the Corporation.

     Group Telecom is Canada’s largest independent, facilities-based telecommunications provider, with a national fibre-optic network linked by 372,717 strand kilometres of fibre-optics, at June 30, 2001. Group Telecom’s unique backbone architecture is built with technologies such as Gigabit Ethernet for delivery of enhanced network performance and Synchronous Optical Network (SONET) for the highest level of network reliability. Group Telecom offers next-generation high-speed data, Internet applications and voice services, delivering enhanced communication solutions to Canadian businesses. Group Telecom operates with local offices in 17 markets across nine provinces in Canada. Group Telecom’s national office is in Toronto.

     For more information about Group Telecom, visit our website at http://ww.qt.ca.

     Certain statements in this press release may constitute forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of Group Telecom to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Audited annual financial statements are available on request from Group Telecom.

For further information: Robert Fabes, Senior Vice President and General Counsel, Tel. (416) 848-2008